Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS SECOND QUARTER 2022 RESULTS

NEW YORK--Ares Management Corporation (NYSE:ARES) today reported its financial results for its second quarter ended June 30, 2022.

GAAP net income attributable to Ares Management Corporation was $39.7 million for the quarter ended June 30, 2022. On a basic basis, net income attributable to Ares Management Corporation per share of Class A and non-voting common stock was $0.21 for the quarter ended June 30, 2022. On a diluted basis, net income attributable to Ares Management Corporation per share of Class A and non-voting common stock was $0.21 for the quarter ended June 30, 2022.

After-tax realized income was $233.3 million for the quarter ended June 30, 2022. After-tax realized income per share of Class A and non-voting common stock was $0.74 for the quarter ended June 30, 2022. Fee related earnings were $219.8 million for the quarter ended June 30, 2022.

“Despite the market volatility and uncertain macro-economic environment, our second quarter results highlight the resiliency and stability of our business as we generated growth of 35% or more in both our assets under management and our fee related earnings and we continued to perform well for our investors,” said Michael Arougheti, Chief Executive Officer and President of Ares. “While traditional asset providers retrenched, we were active, investing opportunistically for value across our broad set of flexible strategies which resulted in an increase in our deployment compared to the first quarter.”

“Our investors continue to entrust us with additional capital allocations as we raised more than $16 billion in new gross commitments during the second quarter and over $30 billion year to date,” said Jarrod Phillips, Chief Financial Officer of Ares. “With several of our largest commingled funds launching in the second half of this year, we have a strong fundraising pipeline heading into next year.”

Common Dividend

Ares declared a quarterly dividend of $0.61 per share of its Class A and non-voting common stock, payable on September 30, 2022 to its Class A and non-voting common stockholders of record at the close of business on September 16, 2022.

Dividend Reinvestment Program

Ares has a Dividend Reinvestment Program for its Class A common stockholders that will be effective for the quarterly dividend on September 30, 2022. American Stock Transfer and Trust Company is engaged to administer the plan on behalf of Ares. Additional information can be located on the Investor Resources section of our website.

Additional Information

Ares issued a full detailed presentation of its second quarter 2022 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled "Second Quarter 2022 Earnings Presentation."

Conference Call and Webcast Information

Ares will host a conference call on July 28, 2022 at 12:00 p.m. (Eastern Time) to discuss second quarter results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing +1 (844) 200-6205. International callers can access the conference call by dialing +1 (929) 526-1599. All callers will need to enter access code 920290. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through August 25, 2022 to domestic callers by dialing +1 (866) 813-9403 and to international callers by dialing +44 204 525 0658. For all replays, please reference access code 124972. An archived replay will also be available through August 25, 2022 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, private equity, real estate and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of June 30, 2022, Ares Management Corporation's global platform had approximately $334 billion of assets under management, with over 2,300 employees operating across North America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

Forward-Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "seeks," "predicts," "intends," "plans," "estimates," "anticipates," "foresees" or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Ares Management Corporation undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Greg Mason	Cameron Rudd
cdrake@aresmgmt.com	gmason@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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